Exhibit 99.1

SP Plus Corporation Elects Karen M. Garrison as Chairman of the Board

CHICAGO, December 19, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced that its Board of Directors has elected Karen M. Garrison to the position of non-executive Chairman of the Board, effective January 1, 2017.

James A. Wilhelm, who retired as the Company’s Chief Executive Officer on December 31, 2014 after nearly thirty years with the organization, transitioned into the non-executive Chairman role effective January 1, 2015. His planned two-year tenure as the non-executive Chairman of the Board will conclude on December 31, 2016, but he will remain a director.

Ms. Garrison said, “On behalf of the Board of Directors, I would like to thank Jim for the significant contributions that he has made to SP Plus over the last two years as our non-executive Chairman. We are thankful for the substantial time and effort that he has rendered in this role as well as the valuable counsel that he has provided.”

Ms. Garrison has been a member of the Company's Board of Directors since the Company's initial public offering in June 2004, and currently serves as Chairman of the Company's Nominating and Corporate Governance Committee, a member of its Audit, Compensation and Executive Committees, and Lead Independent Director, a position that will be eliminated when she assumes the role of Chairman. A former president of Pitney Bowes Business Services, Ms. Garrison currently also serves as Lead Independent Director, Chair of the Corporate Governance Committee and a member of the Finance Committee of The Kaman Corporation. She is a director of Tenet Healthcare Corporation and is a member of Tenet’s Nominating and Corporate Governance Committee; and Quality, Compliance & Ethics Committee. In addition, Ms. Garrison is Chair of the Board of Advisors of the Unger Enterprises, Inc. and a member of its Finance Committee.

About SP Plus
SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

Media Contact:
Vance C. Johnston
Chief Financial Officer
(312) 521-8409
vjohnston@spplus.com